SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: June 13, 2012

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33- 03275	87-0431533
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1001 Brickell Bay Drive, 27th Floor
               Miami, Florida 33131
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (888) 978-9994

Item 1.01  Entry Into a Material Definitive Agreement

Ensurge Brasil Participacoes LTDA, (a wholly owned subsidiary of Ensurge, Inc.), hereinafter “Ensurge”, has entered into a Definitive Agreement with Metais Juara LTDA, hereinafter “Metais” of Pocone, Mato Grosso, Brazil, on June 13, 2012.  Under provisions of this Agreement, Ensurge will provide technology and the capital equipment necessary to expand gold production and in return will receive an in-kind royalty payment.

As part of this Agreement Ensurge is required to make an initial payment of four million Brazilian Reals (R$4,000,000), which is approximately US $1,968,659, to be paid within 90 business days from the date of signing the Agreement.  In return for said payment Ensurge will be entitled to a top line royalty payment of seventeen percent (17%) of daily gold production, delivered in-kind as dore.

Ensurge will construct a new gold recovery mill with the purpose of bringing new technology to the current process, which is expected to increase the rate of  gold recovery.  The new mill will process approximately 400 tons of ore per day, with the expectation of increasing gold recovery to over 50%.  The construction of the new mill is expected to be completed within 12 months from the initial ordering of equipment.  Once the mill is completed and running as expected, the royalty payment will be increased to forty-one percent (41%). The mill and its equipment will belong to Ensurge.

Ensurge may acquire additional mining equipment (ie. trucks, excavators, etc.) to increase the daily mine production.  Once this additional mining equipment is in place and in operation, the royalty payment will be increased to forty-three percent (43%).

Metais is required to continue to operate and manage the current mining operations for the next three years.  If at any time Metais desires to terminate or sell the mine operation, Ensurge has first right of refusal to purchase and/or continue the mining operations.   The term of the Agreement runs for the life of the mine operations by Metais.

ITEM 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1                      Royalty Purchase Agreement dated June 13, 2012 between Ensurge, Brasil LTDA and Metais Juara LTDA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Date: July 9, 2012	By /s/ Jeff A. Hanks
Jeff A. Hanks
Chief Financial Officer